[LETTERHEAD OF WEINICK SANDERS LEVENTHAL & CO., LLP]


March 11, 1998


Securities and Exchange Commission
Washington, D.C. 20549


      Re:   Modern Medical Modalities Corporation
            File No.: 0-23416

Gentlemen:

      We have read the Form 8-K of Modern Medical Modalities Corporation dated March 8, 1998. With respect to Items 1, 2, 3, 5, 6, 7(a), and 7(b), we have no knowledge.

      With respect to Item 7(c), this letter is intended to be attached as an Exhibit to the Form 8-K in which we state below our variances with the Registrant's statements in Item 4(a) and Item 4(c).

      With respect to Item 4(a), on March 4, 1998 we received a letter dated March 3, 1998 from Jan Goldberg, Vice President of the Registrant advising us that "...the Board of Directors has determined that we will not need your services for the year end audit 1997 for Modern Medical Modalities Corporation, and all subsequent periods, effective immediately." We have no knowledge as to our successor.

      With respect to Item 4(b), we concur with the Registrant's assertion that there were no disagreements with the Registrant and Weinick Sanders Leventhal & Co., LLP on any matter of accounting principles or practices, financial disclosure or auditing scope or procedure.

      With respect to Item 4(c), Weinick Sanders Leventhal & Co., LLP did report on the financial statements as at and for the year ended December 31, 1996. Such report dated March 28, 1997 did not contain an adverse opinion or disclaimer of opinion and was not qualified or modified. Weinick Sanders Leventhal & Co., LLP was not engaged as the Registrant's accountants for fiscal 1995.

      We concur with Item 4(d) except that the Form 8-K, which was received on March 11, 1998, served as our formal notice of such request.


Very truly yours,

/s/ Weinick Sanders Leventhal & Co., LLP

WEINICK SANDERS LEVENTHAL & CO., LLP